Maiden Holdings, Ltd. Comments on Recent Global Catastrophic Events

Press Release Source: Maiden Holdings, Ltd. On Tuesday March 15, 2011, 9:47 am EDT

HAMILTON, Bermuda, March 15, 2011 (GLOBE NEWSWIRE) -- Maiden Holdings, Ltd. (Nasdaq:MHLD - News) ("Maiden") announced today that it anticipates minimal, if any, losses related to recent industry events including the Australia floods, New Zealand earthquake, and most recently, the earthquake and tsunami in Japan. Maiden's loss estimate is derived from an in-depth review of in-force contracts and related exposures.

Maiden's lower volatility business model maintains limited exposure to catastrophic risks. As a result, the company does not typically issue loss estimates. Given the apparent magnitude of the Japanese earthquake and tsunami, and the anticipated cumulative industry-wide effect of recent catastrophic events, the company felt it was appropriate to comment on these matters.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. We are focused on providing non-catastrophic, customized reinsurance products and services, to small and mid-size insurance companies in the United States and Europe. Our operating subsidiaries are rated A- (excellent) by A.M. Best with a stable outlook. As of December 31, 2010, the Company had $3.0 billion in assets and shareholders' equity of $750 million.

The Maiden Holdings, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5006

Forward Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, challenges inherent in international operations, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

Contact:

Maiden Holdings, Ltd.
Ellen Taylor
856.359.2573
irelations@maiden.bm